Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ATLAS PIPELINE PARTNERS, L.P.

This Amended and Restated Certificate of Limited Partnership (this “Certificate”) of Atlas Pipeline Partners, L.P. (the “Partnership”), dated February 27, 2015, has been duly executed and is filed pursuant to Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware (the “LP Act”) for the purpose of amending and restating the original Certificate of Limited Partnership of the Partnership (the “Original Certificate”), which was filed on May 6, 1999 with the Office of the Secretary of State of the State of Delaware.

The Original Certificate is hereby amended and restated in its entirety as follows:

1.	Name. The name of the Partnership is “Targa Pipeline Partners LP”.

2.	Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801. The name and address of the registered agent for service of process is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801.

3.	General Partner. The name and the business, residence, or mailing address of the general partner are:

Targa Pipeline Partners GP LLC

1000 Louisiana Street, Suite 4300

Houston, Texas

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date written first above.

Targa Pipeline Partners GP LLC, as its general partner

By:	/s/ Joe Bob Perkins
Joe Bob Perkins
Authorized Person